Exhibit 5.1
Office: +852 2801 6066
Mobile: +852 9718 8740
Email: rthorp@tta.lawyer

Zai Lab Limited
4560 Jinke Road
Bldg. 1, Fourth Floor, Pudong
Shanghai, China
201210

314 Main Street
4th Floor, Suite 100
Cambridge, MA 02142
USA
June 18, 2024
Dear Sirs and Madams
Zai Lab Limited
We have examined the Registration Statement on Form S-8 being filed by Zai Lab Limited, a Cayman Islands exempted company incorporated with limited liability (the “Registrant”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, relating to 99,208,743 ordinary shares of the Registrant (the “Shares”) for issuance pursuant to the Zai Lab Limited 2024 Equity Incentive Plan (the “Plan”).
As Cayman Islands counsel to the Registrant, we have examined the corporate authorisations of the Registrant in connection with the Plan and the issue of the Shares by the Registrant and have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorizing the issue.
It is our opinion that the Shares to be issued by the Registrant have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the relevant resolutions adopted by the Board of Directors of the Registrant (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and when appropriate entries have been made in the Register of Members of the Registrant, will be legally issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.
Yours faithfully

/s/ TRAVERS THORP ALBERGA